Exhibit 1.1

Smart Trust 288

Trust Agreement

Dated: January 10, 2017

This Trust Agreement among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Supervisor and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Smart Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After July 21, 2015” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1. The Securities listed in Schedule A hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus.

3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus.

4. The term “Deferred Sales Charge Payment Dates” shall mean the dates specified for deferred sales charge installments in the footnote to the “Fee Table” in the Prospectus.

5. The term “Distribution Date” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus.

6. The term “Mandatory Termination Date” shall mean the “Mandatory Termination Date” set forth under “Essential Information” in the Prospectus.

7. The term “Record Date” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus.

8. Section 1.01(b)(43) is replaced in its entirety with the following:

“‘Prospectus’ shall mean the most recent prospectus relating to a Trust filed with the Securities and Exchange Commission pursuant to Rule 497 under the Securities Act of 1933, as amended.”

9. Section 1.01(53) is replaced in its entirety with the following:

“‘Securities’ shall mean the securities of corporations or other entities, including Contract Securities, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) or as otherwise permitted hereby, and any securities received in exchange, substitution or replacement for such securities, as may from time to time continue to be held as a part of the Trusts.”

10. Section 2.01(b) is amended by adding the following at the beginning of the second paragraph:

“The Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Securities.”

11. Section 3.01 is replaced in its entirety by the following:

“Section 3.01. Initial Cost. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and the sale of the Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this Section 3.01 shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. At the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the account(s) specified in the Prospectus or, if no account is therein specified, from the Capital Account, and pay to the Depositor the Depositor’s reimbursable expenses of organizing the Trust in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor’s reimbursable expenses of organizing the Trust exceed the estimated per Unit amount of organization costs set forth in the Prospectus for the Trust multiplied by the number of Units of the Trust outstanding at the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing the Trust incurred after the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Supervisor, or distribute to the Depositor Securities having a value, as determined under Section 5.01 as of the date of distribution, sufficient for such reimbursement provided that such distribution is permissible under applicable laws and regulations. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee, to the extent practicable, in the Percentage Ratio then existing (unless the Trust is a RIC, in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Supervisor or its designees). The reimbursement provided for in this Section shall be for the account of Unitholders of record at the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 3.01 shall be held and administered as assets of the Trust for all purposes hereunder. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 3.01 shall be held by the Trustee, without interest, and reserved for such purposes and, accordingly, prior to the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the initial offering period, the Trustee shall pay the Unitholder, in addition to the Unit Value of the tendered Units (in the computation of which the expenses reimbursable pursuant to this Section shall have been deducted), unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payments, the Trustee shall have the power to sell Securities in accordance with Section 6.02. As used herein, the Depositor’s reimbursable expenses of organizing the Trust shall include, but are not limited to, the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the Indenture, and other documents relating to a Trust Securities and Exchange Commission and state blue sky registration fees, the costs of the initial valuation of the portfolio and audit of a Trust, the costs of a portfolio consultant, if any, one-time licensing fees, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of prospectuses (including preliminary prospectuses), expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.”

12. The first sentence of Section 3.02 is replaced in its entirety with the following:

“The Trustee shall collect the dividends, interest and other similar income distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to Section 3.12) and credit such income to a separate account for each Trust to be known as the ‘Income Account.’”

13. Section 3.05(b)(vi) is replaced in its entirety by the following:

“(vi) In the case of a Grantor Trust, notwithstanding the foregoing, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than one-tenth of one percent (0.10%) of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall interpreted consistent therewith and with any successor regulation.”

14. Section 3.07(a)(i) through (iv) is replaced in its entirety with the following:

“(i) that there has been a default on any of the Securities in the payment of dividends, interest, principal or other payments, after declared and when due and payable;

(ii) that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends, interest, principal or other payments on Securities after declared and when due and payable, or that there exists any legal question or impediment affecting such Securities or the payment of dividends, interest, principal or other payments from the same;

(iii) that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends, interest, principal, or other payments after declared and when due and payable, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

(iv) that there has been a default in the payment of dividends, interest, principal, income, premium or other similar payments, if any, on any other outstanding obligations of the issuer or guarantor of such Securities;”

15. Section 3.09 is replaced in its entirety with the following:

“Notice and Sale by Trustee. If at any time dividends, interest, principal or other payments, after declared and when due and payable, on any of the Securities shall not have been paid within thirty days, the Trustee shall notify the Depositor thereof. If within thirty days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee may in its discretion sell such Securities forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of such sale.”

16. Section 3.10(d)(i) is replaced in its entirety with the following:

“(i) The Depositor may resign and be discharged hereunder, by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor depositor appointed by the Trustee pursuant to Section 7.01(g) shall thereupon perform all duties and be entitled to all rights under this Indenture. The successor Depositor shall not be under any liability hereunder for occurrences or omissions prior to the execution of such instrument. Notice of such resignation and appointment of a successor depositor shall be delivered by the Trustee to each Unitholder then of record.”

17. Section 3.13 is hereby deleted in its entirety.

18. The Supervisor’s annual compensation as set forth under Section 4.03 shall be that dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Supervisor Fee” in the “Fee Table” in the Prospectus.

19. Section 6.02(d) is amended by adding the following to the end of the Section:

“Notwithstanding anything to the contrary herein, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to this Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by a Trust.

Notwithstanding anything to the contrary herein, if a Trust is a Grantor Trust and the Trustee sells, redeems or otherwise liquidates Securities pursuant to this Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.”

20. The Trustee’s annual compensation as set forth under Section 7.04 shall be dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Trustee Fee” in the “Fee Table” in the Prospectus.

21. The third paragraph of Section 7.04 is replaced in its entirety with the following:

“Notwithstanding anything to the contrary herein, if the Trustee sells or otherwise liquidates Fund Shares pursuant to this Section 7.04, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by a Trust.”

22. The second paragraph of Section 9.02 is amended by adding the following to the end of the Section:

“Notwithstanding anything to the contrary herein, no Unitholder of a Grantor Trust may elect to receive an In Kind Distribution in connection with the termination of such Trust within thirty (30) days of the termination of such Trust.”

In Witness Whereof, the parties hereto have caused this Trust Agreement to be duly executed on the date first above written.

The Bank of New York Mellon
By:	/s/ GERARDO CIPRIANO
Gerardo Cipriano
Vice President
Hennion & Walsh, Inc.
By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory
Hennion & Walsh Asset Management Inc.
By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Schedule A to Trust Agreement

Securities Initially Deposited

in

Smart Trust 288

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Portfolio of Investments” in the Prospectus.